Exhibit 1.3

Common Shares

ORANGE HOSPITALITY, INC.

SELECTED DEALER AGREEMENT

                    , 2005

[Name and Address of

Selected Dealer]

Ladies and Gentlemen:

Bergen Capital Incorporated (“Bergen”), Maxim Group LLC (“Maxim”) and McGinn Smith & Company, Inc. (“McGinn” and together with Bergen and Maxim, the “Managing Dealers”) have agreed to use their best efforts to sell shares of common stock, $0.01 par value (the “Shares”), in Orange Hospitality, Inc., a Maryland corporation (the “Company”), in a public offering (the “Offering”) for a minimum of 842,106 Shares and up to a maximum of 33,375,439 Shares, in each case as described in the enclosed prospectus (the “Prospectus”). The Shares are being offered by the Managing Agents, with Maxim acting as lead agent, on a “best efforts” basis pursuant to an amended and restated agency agreement (the “Agency Agreement”) between the Managing Agents and the Company. This Selected Dealer Agreement shall be effective when the registration statement relating to the Shares (and including the Prospectus) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), has become effective with the Securities and Exchange Commission. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agency Agreement.

The Managing Agent signatory hereto (the “Introducing Managing Agent”) is hereby inviting you, subject to the other terms and conditions set forth below and in the Prospectus, to solicit subscriptions for the Shares, and by executing this Selected Dealer Agreement, the Company hereby approves you as a Selected Dealer in connection with the Offering. You confirm that you are a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and that you are currently registered as a dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”). You hereby agree to comply with the provisions of Rule 2810 of the Rules of Fair Practice of the NASD. In addition, you hereby agree to comply with the provisions of Rules 2710, 2420, 2730, 2740 and 2750 of the Rules of Fair Practice of the NASD to the extent such sections are applicable to your activities in connection with the Offering, as well as all other applicable laws, rules and regulations, including, without limitation, those relating to anti-money laundering efforts.

1. You agree to offer the Shares at a purchase price of $14.25 per Share until the minimum Offering of 842,106 Shares have been sold. Thereafter, you agree to offer the Shares at a purchase price of $15.00 per Share. Any purchase of Shares by subscribers’ reinvestment of distributions pursuant to the Company’s reinvestment plan should be at the same price per Share effective at the time of reinvestment. Upon acceptance by the Company, in accordance with the procedures set forth in the Prospectus and in the Subscription Agreement which is attached as Appendix B to the enclosed Prospectus (the “Subscription Agreement”) and otherwise as set forth herein, of subscriptions for Shares by subscribers provided by you, you shall earn a cash commission equal to $            ( %) per Share for each Share purchased at $14.25 per Share and $            ( %) per Share for each Share purchased at $15.00 per Share purchased by a subscriber provided by you. Commissions will be paid to you promptly following the applicable closing of the Offering, it being agreed that commissions on Shares sold through participation by investors provided by you in the dividend reinvestment plan will be paid at the time when such dividend reinvestment is made. Commissions will be payable to you only with respect to transactions that are lawful in the jurisdiction wherein they occur. For these purposes, Shares will be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents (including the Subscription Agreement), the Company has accepted the Subscription Agreement of such subscriber, and such Shares have been fully paid for. You agree that: (i) commissions will be paid to you by the Introducing Managing Agent, (ii) the Introducing Managing Agent’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and (ii) you hereby waive any and all rights to receive payment of commissions due until such time as the Introducing Managing Agent is in receipt of the applicable commissions from the Company.

2. Subscriptions may be taken by you from your customers in accordance with the procedures described in the Prospectus and otherwise in accordance with applicable laws, rules and regulations. You are responsible for making reasonable efforts to determine that the purchase of Shares is appropriate for an investor and that the requisite suitability standards, as described in the Prospectus, are met. You are required to maintain, for at least six years, records of the information used to make this suitability determination. You shall review the subscription documents, including the Subscription Agreement and subscriber’s check to ensure their proper execution and form. Your responsible registered representative and, if required, the applicable branch manager, must also execute the Subscription Agreement. If the subscription documents are acceptable, promptly forward them, in accordance with the requirements of SEC Rule 15c2-4, together with cash (if appropriate, by wire transfer of immediately available funds, with wire instructions to be provided on request) or a check payable to “Wachovia Bank—Orange Hospitality Escrow Account,” for the full purchase price of the Shares subscribed for, to: Wachovia Bank, National Association, 225 Water Street, 3rd Floor, FL0122, Jacksonville, Florida 32202. Wachovia Bank, National Association is referred to herein as the “Escrow Agent.” Such forwarding shall take place by the close of business of the first business day after receipt by you from your customer of such subscription and payment except that, in the case that you maintain a branch office, and, pursuant to your internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office should transmit the subscription documents and check to you by the close of business on the first business day following their receipt by the branch office and you shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the Escrow Agent, by the close of business on the first business day after the check is received by you. Notwithstanding the foregoing, any subscribers’ checks not properly completed as described above shall be promptly returned to such subscribers not later than the next business day following receipt by you of such checks.

All acceptable subscriptions solicited by you will be strictly subject to acceptance thereof by the Company, which reserves the right to refuse to accept, in whole or in part and in its sole and absolute discretion, any subscription for Shares and/or any related payment. Subscriptions delivered to the Company will be accepted or rejected within 30 days of their receipt; provided, however that the Company may at any time reject in whole or in part any subscription in its sole and absolute discretion if the total offering for the Company is oversubscribed, or if the Company would be prohibited from accepting such subscription by any Blue Sky or other applicable securities law or regulation. If the Company rejects a subscription in whole or in part, it will arrange for the Escrow Agent to return to such subscriber within 10 days after rejection of the subscription by the Company, any payment made by him applicable to the portion of the subscription which has been rejected.

In the event an order is rejected, canceled or rescinded for any reason, you shall return to the Introducing Managing Agent any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Introducing Managing Agent shall have the right to offset amounts owed against future commissions due and otherwise payable to you.

3. Neither you nor any other person is authorized to give any information or make any representations in connection with the sale of any of the Shares other than those contained in the Prospectus or in the supplemental sales material authorized for use in connection with this offering, as described below. No dealer is authorized to act as agent for the Company or any Managing Agent when offering any of the Shares to the public or otherwise, it being understood that you and each other party with which any Introducing Managing Agent has entered into a Selected Dealer Agreement (each, a “Selected Dealer”) are independent contractors with such Introducing Managing Agent. Nothing herein contained shall constitute you or any other Selected Dealer an association or partner with the Company or any Managing Agent.

4. We understand that the Company will provide you with such number of copies of the enclosed Prospectus and such number of copies of amendments and supplements thereto as you may reasonably request. We also understand that the Company may provide you with certain supplemental sales literature for Shares in the Company. You agree that such material shall not be used in connection with the solicitation of subscribers for Shares unless accompanied or preceded by the Prospectus as then currently in effect and as it may be amended or supplemented in the future. You agree that neither you nor any person under your control will deliver or show to any prospective subscriber for Shares any supplementary sales material other than the Prospectus (including, inter alia, transmittal letters, underwriting memoranda, summary descriptions, graphics, supplemental exhibits, media advertising, charts, pictures, written scripts or outlines), except as supplied by the Company and described under the caption “SUPPLEMENTAL SALES MATERIAL” in the Prospectus, or otherwise specifically described in written advice from the Company authorizing the type and manner of use. The delivery or showing of any such other supplementary sales materials to prospective subscribers is expressly prohibited except to the extent specified in such written advice. All such supplemental sales material shall, as applicable, be reviewed by the NASD’s Advertising Department.

5. You agree that neither you nor any person under your control shall directly or indirectly pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Shares. In addition, you agree not to receive any rebates or give-ups or participate in any reciprocal business arrangements which would violate any restriction on the Company.

6. You represent that neither you nor any of your directors, officers, partners or “persons associated with” you (as defined in the By-laws of the NASD), nor, to your knowledge, any related person (as defined by the NASD in its Interpretation with respect to Review of Corporate Financing) have participated or intend to participate in any transaction or dealing as to which documents or information are required to be filed with the NASD pursuant to such Interpretation.

7. This Agreement shall terminate simultaneously with the termination of the Agency Agreement, but may be terminated by us prior thereto at any time by written or facsimile notice. This Agreement shall automatically terminate if you (1) cease to be a member in good standing of the NASD, (2) are subject to NASD suspension, or (3) your registration as a broker-dealer under the Exchange Act is terminated or suspended. Upon termination, rights and obligations hereunder shall cease, except rights and obligations accrued or unsatisfied at the date of termination.

8. You agree that in selling Shares of the Company you will comply with the applicable provisions of the Act, the 1934 Act, the applicable rules and regulations of the Securities and Exchange Commission thereunder, the laws of the jurisdictions in which the Shares are offered and sold, the applicable rules and regulations of the NASD, and the procedures described in the Prospectus. The Managing Agents, and each of them, shall have full authority to take such action as they may deem advisable in respect to all matters pertaining to the Offering. The Managing Agents shall be under no liability to you except for lack of good faith and for obligations expressly assumed by the Managing Agents in this Agreement. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not constitute, a waiver by you of compliance with any provision of the Act, the 1934 Act, or the rules and regulations thereunder.

9. Upon application, the Company will inform you as to the states and other jurisdictions of the United States in which it believes the Shares have been qualified for the sale under, or are exempt from the requirements of, the respective securities laws of such jurisdictions, but no Managing Agent assumes any responsibility or obligation as to your right to sell the Shares in any jurisdiction. You covenant and agree that you will not effect sales in any jurisdiction where the Shares are not qualified or exempt from qualification. You further agree to provide to any or all Managing Agents, promptly upon request, with geographic distribution information, setting forth (a) the number of Shares sold, (b) the number of transactions done, (c) the jurisdictions where sold, and (d) the types of purchasers.

10. You confirm that you are familiar with Securities Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and that you have complied and will continue to comply therewith.

11. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless each Selected Dealer against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, investigations or proceedings in respect thereof by any individual, entity or governmental body) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus or the Prospectus, or any amendment or supplement thereto (including any sales literature furnished to you by the Company), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon any misrepresentation or breach of warranty or any alleged misrepresentation or breach of warranty set forth in Section 1 of the Agency Agreement, or arise out of or are based upon the failure of the Company to comply with Sections 1 or 3 of the Agency Agreement; and will reimburse each Selected Dealer for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or Prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished to the Company by any Selected Dealer, relating to them, expressly for use therein; and provided further that as to any Prospectus, this agreement to indemnify and hold harmless shall not inure to the benefit of any Selected Dealer if such person failed to give or send a copy of the Prospectus, as the same may be amended or supplemented, to an investor within the time required by the Act and Regulations, and the untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in such Prospectus was corrected in the Prospectus as the same may be amended or supplemented .

(b) Each Selected Dealer will indemnify and hold harmless the Company (which term shall be deemed to include its subsidiaries) and each Managing Agent, and their respective officers, directors, “control persons”, affiliates, agents and representatives, against any losses, claims, damages or liabilities to which the they may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, investigations or proceedings in respect thereof by any individual, entity or governmental body) arise out of a failure by a Selected Dealer to comply with any covenants contained in Section 8 of or elsewhere in this Agreement, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with information furnished to the Company by you or such Selected Dealer relating to you or such Selected Dealer expressly for use therein; and will reimburse such indemnified persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such action or claim.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) If the indemnification provided for in this Section is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions, investigations or proceedings in respect thereof by any individual, entity or governmental body) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Selected Dealer on the other from the offering of the Shares; provided, however, that in no case shall the Selected Dealer be responsible for any amount in excess of the compensation received by such person for selling Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Company on the one hand and the Selected Dealer on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, investigations or proceedings in respect thereof by any individual, entity or governmental body), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Selected Dealer on the other shall be deemed to be in the same proportion as the total proceeds from the offering received by the Company bear to the total compensation received by such Selected Dealer. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Selected Dealer on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. You and the Company agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer or director of, and each person, if any, who controls any Selected Dealer within the meaning of the Act; and the obligations of any Selected Dealer under this Section shall be in addition to any liability which the respective Selected Dealers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company, (including any person who, with his consent, is named in the Registration Statement as about to become a director of the Company) and to each person, if any, who controls the Company (including its subsidiaries) within the meaning of the Act.

12. This Agreement shall be subject to and interpreted consistently with the Agency Agreement. All representations, warranties, and covenants and agreements made by you herein shall inure to the benefit of the Managing Agents and the Company (including its subsidiaries).

13. You agree to immediately suspend or terminate your offer and sale of Shares upon the request of the Company or any Managing Agent at any time and that you that you will resume your offer and sale of Share hereunder upon subsequent request of the Company or the Introducing Managing Agent.

Any notice from us to you shall be deemed to have been duly given if mailed or faxed to you at your address as specified below.

Please confirm your agreement hereby by signing and returning an original of this Selected Dealer Agreement to us at                                         , Attn:                     .

[Signatures appear on next page]

Upon receipt thereof, this letter and such signed copy will evidence the agreement among us.

Very truly yours,
[ ]

By:
Name:
Title:

Read and Agreed to:

By:
Name:
Address:

Facsimile:

ORANGE HOSPITALITY, INC.

By:
Name:
Title:

[Signature Page to Orange Hospitality Selected Dealer Agreement]

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